Exhibit 10.16
Dated 30 November 2006
Truck-Lite Co. Limited
(as the Purchaser)
Truck-Lite Co., Inc.
(as the Purchaser Guarantor)
UIS Industries Limited
(as the Vendor)
United Components, Inc.
(as the Vendor Guarantor)

Share Purchase Agreement
relating to the shares in
Flexible Lamps Limited

99 Bishopsgate
London EC2M 3XF
+44 (0)20 7710 1000 (Tel)
+44 (0)20 7374 4460 (Fax)
www.lw.com
Contact: Martin Saywell / Rory Negus

 i

 ii

THIS AGREEMENT is made on 30 November 2006
BETWEEN
(1)	TRUCK-LITE CO. LIMITED (the “PURCHASER”) a company registered in England and Wales under company number 460489 with its registered office at Waterfall Lane, Cradley Heath, West Midlands B64 6QB;

(2)	TRUCK-LITE CO., INC. (the “PURCHASER GUARANTOR”) a company incorporated in the State of New York whose address is at 310 East Elmwood Avenue, Falconer, New York, 14733, United States;

(3)	UIS INDUSTRIES LIMITED (the “VENDOR”) a company registered in England and Wales under company number 02691555 with its registered office at Barlows Road, Harlow, Essex CM19 5FA; and

(4)	UNITED COMPONENTS, INC. (the “VENDOR GUARANTOR”) a company incorporated in Delaware whose address is at 14601 Hwy. 41 N, Evansville IN 47725-9357, United States.
BACKGROUND:
(A)	The Vendor wishes to sell and the Purchaser wishes to acquire the entire issued share capital of the Company in each case on and subject to the terms of this Agreement.

(B)	The Purchaser Guarantor is the parent company of the Purchaser and has entered into this Agreement as guarantor of the obligations and liabilities of the Purchaser pursuant to and under this Agreement.

(C)	The Vendor Guarantor is the parent company of the Vendor and has entered into this Agreement as guarantor of the obligations and liabilities of the Vendor pursuant to and under this Agreement.
IT IS AGREED THAT
1.	Interpretation

1.1	Definitions

In this Agreement where the context admits:

“Additional Consideration” has the meaning set out in clause 3.2;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company for the time being;

“Agreed Form” means a document in the terms signed or initialled by or on behalf of the parties for identification;

“Audited Accounts” means:
(A)	the audited balance sheet of the Company (and, where relevant, the audited consolidated balance sheet of the Company and the Subsidiaries) made up as at the Balance Sheet Date; and

(B)	the audited profit and loss account of the Company (and, where relevant, the audited, consolidated, profit and loss account of the Company and the Subsidiaries) in respect of the financial year ended on the Balance Sheet Date including, in each case, the notes thereto and the directors’ report and auditors’ report;

“Balance Sheet Date” means 31 December 2005;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London;
“Company” means Flexible Lamps Limited, a private company limited by shares incorporated in England and Wales under company number 195431 on 31 January 1924 with its registered office at Barrows Road, Harlow, Essex, CM19 5FA;
“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4;
“Completion Date” means the date upon which Completion takes place;
“Continuing Directors” means Dennis Cunning and Lynne Baker who will continue as directors of the Company and in the case of Dennis Cunning the Subsidiaries following Completion;
“Data Room Documents” means the documents made available to the Purchaser in the online data room hosted by Intralinks under the room index ‘Project Dazzle’, and contained on the CD-ROM referred to in the Disclosure Letter;
“Disclosed” means fairly disclosed in the Disclosure Letter or this Agreement. For these purposes, “fairly disclosed” in relation to any fact, matter or circumstance shall be where the disclosure contains sufficient information to enable a reasonable assessment to be made regarding that fact, matter or circumstance and its import or likely import;
“Directors” means in relation to the Company or any of the Subsidiaries, its directors;
“Disclosure Letter” means the letter dated the date hereof written and delivered by or on behalf of the Vendor to the Purchaser immediately before the signing of this Agreement;
“Disposal” means a sale, transfer, gift, assignment or disposal of any interest in the Relevant Assets or entering into a legally binding agreement to do any of such acts or things;
“Disposal Costs” means in aggregate the sum of:
(A)	any Tax incurred by the Company or any of the Subsidiaries on a Disposal (ignoring for these purposes the effect of any Buyer’s Relief, as defined in the Tax Deed);

(B)	the actual costs incurred by the Company or any of the Subsidiaries in relocating the assets of the Company located on the Relevant Assets;

(C)	the actual cost incurred by the Company or any of the Subsidiaries in terminating any full or part time employees or independent contractors of the Company or any of the Subsidiaries whose place of work was at the Relevant Assets or who were employed or engaged in a part of the business carried on at the Relevant Assets regardless of whether such full or part time employees or independent contractors were situated at the Relevant Assets or not;

(D)	any reasonable advisors costs incurred by the Company or any of the Subsidiaries in the disposal of the Relevant Assets including but not limited to legal costs, survey costs and real estate brokers fees; and

(E)	any actual costs incurred by the Company for asbestos remediation work required by the buyer of the Relevant Asset to be undertaken by the Company;
“Disposal Costs Retainer” means an amount of £1,000,000;
“Domain Names” means those domain names listed in schedule 8;

“Employee” means a director or officer (whether or not employed by a Group Company) and employee of each Group Company;
“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms;
“Environment” means all or any of the following media, namely air (including, without limitation, the air within buildings or other natural or man made structures above or below ground), water (including, without limitation, coastal and inland waters, surface or ground water, water in pipe, drainage or sewerage systems), or land (including, without limitation, surface land, sub-surface strata, sea bed and river bed under water and natural and man-made structures);
“Environmental Laws” means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation and regulatory codes of practice, including without limitation guidance notes, circulars, decisions, regulations and judgments, together with any judicial or administrative interpretation of each of the foregoing in force and binding at the Completion Date which has as a purpose or effect the protection of and prevention of harm to the Environment or relates in any way to: any Hazardous Substance or packaging, noise, vibration, radiation or interference with use or enjoyment of land or the erection, occupation or use of man-made or natural structures above or below ground;
“Environmental Matters” means:
(A)	pollution or contamination of the Environment; and/or

(B)	the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, emission, release, spillage, deposit or discharge of Hazardous Substances to the extent that they are regulated by Environmental Law; and/or

(C)	the exposure of any person (including employees) to Hazardous Substances;
“Environmental Consents” means all or any permit, licence, authorisation, approval, consent, permission, certificate or registration including any condition thereof issued, required by any Subsidiary under or in relation to Environmental Laws relating to either the carrying on of its business or the use of, or any activities or operations carried out at, the Premises;
“Final Consideration” means the aggregate consideration payable by the Purchaser to the Vendor pursuant to this Agreement for the Shares as finally determined, including without limitation the Initial Consideration, the Additional Consideration (if any), the adjustments (if any) to be made in accordance with schedule 6 and the payments (if any) to be made in accordance with schedule 7;
“GAAP” means generally accepted accounting principles in the United Kingdom;
“Group” means the Company and all of the Subsidiaries and “Group Company” means any one of them;
“Gross Proceeds” means the total consideration received by any member of the Purchaser’s Group for the Disposal;
“Hazardous Substance” means any natural or artificial substance or combination of substances (whether in solid or liquid form or in the form of a gas or vapour) capable of causing harm to the Environment including but not limited to waste of any nature and any hazardous, toxic or dangerous substance or article;

“Indemnity Claim” means any claim under the indemnity contained in clause 8.1;
“ICTA” means the Income and Corporation Taxes Act 1988;
“Initial Consideration” means the consideration for the Shares stated in clause 3;
“Intellectual Property” means:
(A)	patents, utility models, trade marks, design rights, copyright, database rights, topography rights, plant variety rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation;

(B)	all other forms of protection having a similar nature or effect anywhere in the world to any of the rights described in (A) above; and

(C)	applications for or registrations of any of the rights described in (A) or (B) above.
“IT Systems” means any and all computer and telecommunications and network equipment, and any and all computer programs used in connection with the business of the Group and which are material to the business of the Group as a whole;
“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;
“Management Accounts” means the consolidated management accounts of the Company and the Subsidiaries for the period from the Balance Sheet Date to 30 September 2006 true copies of which are contained within the Data Room and Documents and referred to in the Disclosure Letter;
“Material Adverse Effect” means an event which has or is likely to have a material and adverse effect on the assets, liabilities, regulatory position, business, condition (financial or otherwise) or operations (including financial results of operations) of the Group as a whole;
“Material Contract” means an agreement or arrangement to which the Company or any of the Subsidiaries is a party or is bound by and which is either of material importance to the business, assets, liabilities, income or expenditure of any of the Group Companies or the Group taken as a whole or equal to or greater than £50,000 in value per annum of sales or purchases by any Group Company or the Group;
“Net Proceeds” means the Gross Proceeds less the Disposal Costs;
“Pension Scheme” means The Flexible Lamps Limited Retirement Benefits Scheme;
“Phase 1 Report” means the phase 1 environment site assessment report prepared by MLM forming part of the Data Room Documents;
“Premises” means the land and premises particulars of which are set out in schedule 5;
“Proceedings” has the meaning given in clause 25;
“Purchaser’s Group” means the Purchaser and each of its Affiliates and, following Completion, the Company and the Subsidiaries;

“Relevant Benefits” means any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question. For the purpose of this definition “employee” includes (a) any officer of the company, any director of the company and any other person taking part in the management of the affairs of the company, and (b) a person who is to be or has been an employee; and the terms “service” and “retirement” are to be construed accordingly;
“Relevant Assets” means all the freehold land known as 4, Rookwood Way, Haverhill CB9 8PB and registered at the Land Registry under title number SK163268;
“Representatives” means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or any of its respective Affiliates;
“Shares” means the shares comprising the entire issued share capital of the Company, being 2,415,000 ordinary shares of £0.50 each;
“Subsidiary” means at any relevant time any the subsidiary of the Company, basic information concerning each current subsidiary of the Company being set out in schedule 1;
“Tax” or “Taxation” means all forms of taxation, duties, levies and imposts whether of the United Kingdom or any other jurisdiction including, (without limitation), corporation tax (and any instalment payments in respect of corporation tax), advance corporation tax, income tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, capital duties, national insurance contributions, local authority council taxes and duties, and any payment which the Company or any member of the Group may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties, and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any of the foregoing;
“Tax Deed” means the deed in Agreed Form relating to taxation, to be executed and delivered at Completion;
“Transaction Documents” means this Agreement, the Tax Deed, the Disclosure Letter and any other document entered into between the Vendor and the Purchaser in connection with the transactions contemplated hereby;
“VATA” means the Value Added Tax Act 1994;
“Vendor Group” means the Vendor, the Vendor Guarantor and each of their subsidiaries immediately after Completion excluding, for the avoidance of doubt, any Group Company and any holder (whether directly or indirectly) of any shares or securities of the Vendor Guarantor; and
“Warranties” means the warranties set out in schedule 3.
1.2	Construction of certain references

In this Agreement, where the context admits:
(A)	words and phrases the definitions of which are contained or referred to in the Companies Act shall be construed as having the meanings thereby attributed to them;

(B)	every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;
(C)	where any statement is to the effect that the Vendor is not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Vendor is aware” or “to the best of the Vendor’s knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of Dennis Cunning, Lynne Baker, Phillip Halliwell, and Neil Stocks only, and of no other person and the Vendor shall not be required to have made any additional enquiries;

(D)	references to:
(1)	clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to this Agreement include the schedules;

(2)	the singular shall include the plural and vice versa and references to one gender include any other gender;

(3)	any party includes its successors in title and permitted assigns;

(4)	a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(5)	a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(6)	times of the day are to London time unless otherwise stated;

(7)	writing shall include any modes of reproducing words in a legible and non-transitory form; and

(8)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(E)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(F)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation.
1.3	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Schedules

Each of the schedules shall have effect as set out in this Agreement.

2.	Sale of Shares

2.1	Sale and Purchase

Subject to the terms of this Agreement, the Vendor shall sell with full title guarantee and the Purchaser shall purchase, free from all Encumbrances and together with all rights now or hereafter attaching thereto the entire issued share capital of the Company comprising 2,415,000 ordinary shares of £0.50 each.

2.2	No sale of part only

Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

3.	Consideration

3.1	Initial Consideration

The Initial Consideration for the sale of the Shares shall be the payment by the Purchaser of the sum of £20,100,000 subject to adjustment as set out in this Agreement (including without limitation schedule 6 and schedule 7) and in the Tax Deed.

3.2	Anti-embarrassment

The Purchaser hereby covenants with the Vendor that the Purchaser shall pay to the Vendor a sum equal to the whole of the Net Proceeds (the “Additional Consideration”) by way of additional consideration for the Shares, if a Disposal is made within 18 months of the Completion Date. The provisions of this clause 3.2 are subject to clauses 3.3 to 3.6 (inclusive).

3.3	The Purchaser hereby covenants with the Vendor that it shall ensure that:
(A)	any Disposal falling within clause 3.2 above, shall be made by way of an agreement in writing, such agreement to provide for completion of such Disposal to take place at a specified time and place on a specified date;

(B)	in respect of any Disposal falling within clause 3.2 above, the Purchaser shall pay to the Vendor within 5 Business Days of receiving the cash proceeds of such Disposal (or, if it receives non-cash consideration, within 5 Business Days of such non-cash consideration being determined in accordance with clause 3.3(D) below) an amount equal to the Gross Proceeds less the Disposal Costs Retainer;

(C)	at the time payment is made to the Vendor pursuant to clause 3.3(B) the Purchaser shall deposit the Disposal Costs Retainer into an interest bearing account until the Disposal Costs have been ascertained in accordance with clause 3.4; and

(D)	if any part of the consideration for any Disposal falling within clause 3.2 above is in non-cash form, the fair market value of such non-cash consideration shall be determined by such independent chartered accountant as shall be appointed by agreement between the parties, and failing such appointment, such person as shall be appointed by the President for the time being of the Institute of Chartered Accountants for England and Wales (on application made by either the Purchaser or the Vendor), who shall act as expert not arbitrator, and the Purchaser shall make cash funds available to pay such additional consideration to the Vendor within 5 Business Days following such determination.
3.4	The Disposal Costs shall be ascertained by the Purchaser by the later of the first anniversary of the date of completion of the Disposal and the date of determination by the independent chartered accountant of the non-cash consideration pursuant to clause 3.3(D). The balance (if any) of the

Disposal Costs Retainer less the ascertained Disposal Costs shall be paid by the Purchaser to the Vendor within 10 Business Days of the ascertainment by the Purchaser of the Disposal Costs together with a pro-rata share of any interest accrued on the Disposal Costs Retainer.
3.5	The Purchaser shall notify the Vendor within 20 Business Days of entering into an agreement in respect of any conditional or unconditional Disposal falling within clause 3.2 above, such notification to include the consideration payable to the Purchaser in respect of such Disposal.

3.6	Any payments of Additional Consideration to be made to the Vendor pursuant to this clause 3 shall be made in pounds sterling by way of electronic transfer into the account the Vendor shall have notified in advance to the Purchaser.

3.7	The Purchaser shall procure that the Vendor is permitted access at reasonable times to all relevant documents reasonably required by the Vendor to verify the compliance with the terms of this clause 3.

3.8	The Vendor hereby covenants with the Purchaser that the Vendor shall deliver to the Purchaser on the Completion Date any other relevant documents in the possession of the Vendor relating to the Relevant Assets including without limitation contractual negotiations, legal advice or legal opinion, title reports and any other documents.

4.	Completion

4.1	Completion shall take place at the offices of Latham & Watkins immediately following the signing of this Agreement. At Completion:
(A)	the Vendor shall do or procure the carrying out of all those things listed in paragraph 1 of schedule 2; and

(B)	the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of schedule 2.
4.2	Where the obligations of the Vendor or the Purchaser under this clause 4 and schedule 2 are not complied with or waived on or prior to the Completion Date the Purchaser, in the case of non-compliance by the Vendor, or the Vendor, in the case of non-compliance by the Purchaser, may (in addition to and without prejudice to all other rights and remedies) by written notice served on the other party on such date:
(A)	defer Completion to a new date being not more than 20 Business Days following the Completion Date (so that the provisions of this clause 4 shall apply to Completion so deferred) provided that such deferral may only occur once;

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement (other than clause 1 (Interpretation), clause 11 (Confidentiality), clause 12 (Announcements), clause 14 (Entire Agreement), clause 17 (Remedies), clause 20 (Assignment), clause 22 (Interest), clause 23 (Notices), clause 24 (Costs), clause 25 (Governing Law and Jurisdiction) and clause 27 (Process Agent)), without liability on the part of the terminating party.
5.	Stamping and share rights

5.1	As soon as reasonably practicable, and in any event within 3 months following Completion, the Purchaser shall procure delivery of the stock transfer forms in respect of the Shares to the stamp office for stamping and following their return, procure the registration of the Purchaser as the legal holder of all of the Shares transferred to it under this Agreement.

5.2	The Vendor declares that for as long as it remains the registered holder of any of the Shares after Completion (and without prejudice to the Vendor’s right in respect of the Consideration) it will:
(A)	hold such Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser; and

(B)	deal with such Shares and all such dividends, distributions and rights as the Purchaser may direct for the period between Completion and the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares.
5.3	With effect from Completion the Vendor irrevocably appoints the Purchaser as its attorney for the purpose of exercising any rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares.

5.4	For the purpose of clause 5.3, the Vendor authorises:
(A)	the Company to send any notices in respect of its Shares to the Purchaser; and

(B)	the Purchaser to complete and return proxy cards, consents to short notice and any other document required to be signed by the Vendors as a member of the Company.
6.	Vendor Warranties

6.1	General
(A)	The Vendor hereby warrants to the Purchaser in the terms of the Warranties subject to the provisions of this Agreement and in particular the exclusions and limitations in schedule 4.

(B)	Any sum payable by the Vendor in respect of any breach of the Warranties shall be treated as a reduction in the Initial Consideration.

(C)	The Vendor acknowledges that the Purchaser is entering into this Agreement in express reliance on the Warranties given by the Vendor.
6.2	Disclosure

The Warranties are given subject to matters fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter and the Purchaser shall have no claim in respect of any of the Warranties in relation to any fact or matter so disclosed.

6.3	Warranties given on the date of this Agreement

The Warranties are given on the date of this Agreement and the Vendor is under no obligation to disclose to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties of which it may become aware after the date of this Agreement.

6.4	Warranties Independent

Each of the Warranties shall be construed as a separate and independent Warranty and shall not be restricted or limited by reference to any other Warranty or any term of this Agreement.

6.5	Purchaser’s Remedies
(A)	The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and that it does not in connection with this Agreement or its subject matter rely on, any representation, warranty, promise or assurance by the Vendor or any other person save for those contained in this Agreement. The Purchaser agrees that, subject only to clause 6.5(B), it shall have no right or remedy in respect of, and shall not in connection with any claim arising in relation to this Agreement or the Tax Deed or their respective subject matters plead or assert the making or existence of, any representation, warranty, promise or assurance save for those therein contained in respect of which, the Purchaser shall have no right to rescind or terminate this Agreement and the only remedy of the Purchaser shall be damages for breach of this Agreement and such other remedies as are available under the Tax Deed.

(B)	Nothing in the Transaction Documents shall restrict, exclude or affect any right or remedy available to the Purchaser in respect of fraud.
6.6	Waiver of claims

The Vendor and the Purchaser waive and shall procure that all members of their respective Groups shall waive any rights, remedies they may have against any employee, director, agent or officer of the Vendor Group, the Company and any Subsidiary with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the proposed entering into of this Agreement or the other Transaction Documents and the sale of the Shares, other than in the case of fraud. The rights of the said persons are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 and the parties to this Agreement may rescind or vary this Agreement without the consent of any of such persons.

6.7	Purchaser Warranties

The Purchaser and the Purchaser Guarantor jointly and severally warrant to the Vendor as follows:
(A)	the Purchaser and the Purchaser Guarantor have the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which they are or have agreed to become a party (the “Purchaser Documents”);

(B)	this Agreement constitutes and the Purchaser Documents will, when executed, constitute binding obligations of the Purchaser and/or the Purchaser Guarantor in accordance with their respective terms;

(C)	no order has been made and no resolution has been passed for the winding up of the Purchaser or the Purchaser Guarantor or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Purchaser or the Purchaser Guarantor;

(D)	no administration order has been made and no petition for such an order has been presented in respect of the Purchaser or the Purchaser Guarantor;

(E)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Purchaser or the Purchaser Guarantor;

(F)	neither the Purchaser nor the Purchaser Guarantor is insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 or has stopped paying its debts as they fall due;

(G)	no voluntary arrangement has been proposed under s.1 of the Insolvency Act 1986 or any equivalent provision in a foreign jurisdiction in respect of the Purchaser or the Purchaser Guarantor;

(H)	no event analogous to any of the foregoing has occurred in or outside England with respect to the Purchaser or the Purchaser Guarantor;

(I)	the Purchaser and the Purchaser Guarantor have obtained all necessary shareholder and board approvals in respect of the entry into of this Agreement and the Purchaser Documents; and

(J)	the execution and delivery of, and the performance by the Purchaser and the Purchaser Guarantor of their obligations under, this Agreement and the Purchaser Documents will not:
(1)	be or result in a breach of any provision of the memorandum or articles of association of the Purchaser or the Purchaser Guarantor;

(2)	be or result in a breach of, or constitute a default under, any instrument to which the Purchaser or the Purchaser Guarantor is a party or by which the Purchaser or the Purchaser Guarantor is bound and which is material in the context of the transactions contemplated by this Agreement;

(3)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser or the Purchaser Guarantor is a party or by which the Purchaser or the Purchaser Guarantor is bound and which is material in the context of the transactions contemplated by this Agreement; or

(4)	require the Purchaser or the Purchaser Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and
(K)	the Purchaser and the Purchaser Guarantor have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet their obligations under this Agreement and the Purchaser Documents.
6.8	Vendor Warranties

The Vendor and the Vendor Guarantor jointly and severally warrant to the Purchaser as follows:
(A)	the Vendor and the Vendor Guarantor have the requisite power and authority to enter into and perform this Agreement and any other document referred to herein to which they are or have agreed to become a party;

(B)	this Agreement constitutes and the other documents referred to herein will, when executed, constitute binding obligations of the Vendor and/or the Vendor Guarantor in accordance with their respective terms;

(C)	no order has been made and no resolution has been passed for the winding up of the Vendor or the Vendor Guarantor or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Vendor or the Vendor Guarantor;

(D)	no administration order has been made and no petition for such an order has been presented in respect of the Vendor or the Vendor Guarantor;

(E)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Vendor or the Vendor Guarantor;

(F)	neither the Vendor nor the Vendor Guarantor is insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 or has stopped paying its debts as they fall due;

(G)	no voluntary arrangement has been proposed under s.1 of the Insolvency Act 1986 or any equivalent provision in a foreign jurisdiction in respect of the Vendor or the Vendor Guarantor;

(H)	no event analogous to any of the foregoing has occurred in or outside England with respect to the Vendor or the Vendor Guarantor;

(I)	the Vendor and the Vendor Guarantor have obtained all necessary shareholder and board approvals in respect of the entry into of this Agreement and the Vendor Documents; and

(J)	the execution and delivery of, and the performance by the Vendor and the Vendor Guarantor of their obligations under, this Agreement and any other document referred to herein will not:
(1)	be or result in a breach of any provision of the memorandum or articles of association of the Vendor or the Vendor Guarantor;

(2)	be or result in a breach of, or constitute a default under, any instrument to which the Vendor or the Vendor Guarantor is a party or by which the Vendor or the Vendor Guarantor is bound and which is material in the context of the transactions contemplated by this Agreement;

(3)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor or the Vendor Guarantor is a party or by which the Vendor or the Vendor Guarantor is bound and which is material in the context of the transactions contemplated by this Agreement; or

(4)	require the Vendor or the Vendor Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).
7.	Restrictive Covenants

7.1	Restricted Business

In this clause 7, “Restricted Business” means the business of the manufacture of commercial vehicle exterior lighting systems carried on within the European Union and which directly or indirectly competes with the business of the Company or any of the Subsidiaries carried on at the Completion Date.

7.2	Undertakings

The Vendor undertakes (for the benefit of the Purchaser, the Company and the Subsidiaries) that the Vendor will not and that it will procure that none of the members of the Vendor’s Group will:
(A)	for the period of 60 months after the Completion Date, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise) in carrying on any Restricted Business, other than as a holder for investment purposes only (which shall exclude a management function or any material influence) of any shares, debentures or other participation and a holding of not more than 5 per cent of any class of shares or debentures shall be deemed to be for such purposes unless the contrary is shown;

(B)	for the period of 18 months after the Completion Date, either on its own account or in conjunction with or on behalf of any person, firm or company, solicit or endeavour to entice away from the Company or any of the Subsidiaries any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) an officer or employee of, or an independent contractor supplying his/her labour or services to, the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of leaving service or office; and

(C)	for the period of 18 months after the Completion Date, in connection with any Restricted Business, either on its own account or in conjunction with or on behalf of any person, firm or company, solicit the custom of or endeavour to entice away from the Company or any of the Subsidiaries any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a client or customer of the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of transferring business.
7.3	Separate undertakings

Each of the undertakings in clause 7.2 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

7.4	Reasonableness

The Vendor agrees that each of the restrictions and undertakings contained in clauses 7.2 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Company and the Subsidiaries, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

7.5	Void or unenforceable restrictions

Without prejudice to clause 7.4, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

8.	Specific Indemnity

8.1	Indemnity by Vendor

Subject to the limitations in clause 8.3, the Vendor indemnifies and holds harmless the Purchaser in respect of any liability of a Group Company to pay any VAT (or equivalent tax) in Germany which arose prior to Completion in connection with any supplies made to or by any company within the Daimler Chrysler group including, for the avoidance of doubt, any related fines, interest or penalties arising in connection with such supplies (unless such amount is already recovered by the Purchaser under the Tax Deed or has been provided for in the Completion Accounts).

8.2	Set-off Right

The Purchaser is entitled to set-off any amounts that are due and payable pursuant to clause 8.1 against any amounts that are due and payable by the Purchaser to the Vendor under this Agreement, in particular, any payment to be made by the Purchaser to the Vendor under schedule 6, schedule 7 or clause 3.2 of this Agreement.

8.3	Limitations on Liability

The following limitations contained in schedule 4 apply to an Indemnity Claim:
(A)	paragraph 4 (Matters reflected in accounts);

(B)	paragraph 8 (Recovery from third parties)

(C)	paragraph 9 (Non quantifiable liabilities)

(D)	paragraph 10 (Mitigation)

(E)	paragraph 11 (No duplication of recovery)
For the avoidance of doubt, all other provisions contained in schedule 4 do not apply to an Indemnity Claim.
8.4	No disclosures

For the avoidance of doubt, an Indemnity Claim is not subject to any disclosures contained in the Disclosure Letter, and Indemnity Claims exist irrespective of any facts or matters being known to the Purchaser.

8.5	Reduction in Consideration

Any sum payable by the Vendor in respect of an Indemnity Claim (including by way of set-off) shall be treated as a reduction in the Initial Consideration.

9.	Post Completion Obligations

9.1	Books and Records

The Purchaser shall procure that:
(A)	the Company and the Subsidiaries shall preserve until the seventh anniversary of Completion all books, records and documents of the Company and the Subsidiaries relating to taxation or claims under the Warranties or the Tax Deed which are at Completion in the possession under the control of each of them or insofar as the same record matters occurring on or before Completion; and

(B)	until the seventh anniversary of Completion (or in the event of any claim being made by the Purchaser under the Warranties or the Tax Deed until such later time as the same is determined) the Vendor and its agents, accountants, solicitors and other professional advisers shall be allowed the right to inspect and, at the Vendor’s expense, take copies of the books, records and documents referred to in clause 9.1(A)) (but only in relation to matters recorded therein which occurred on or before Completion) at all reasonable times upon the Vendor giving reasonable notice of such requirement to the Company or the relevant Subsidiary.
10.	Parent Guarantors

10.1	Vendor Guarantor
(A)	The Vendor Guarantor irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of all the obligations of the Vendor contained in this Agreement and the Transaction Documents and shall pay to the Purchaser from time to time on demand any sum of money which the Vendor shall at any time be liable to pay to the Purchaser under or pursuant to this Agreement and the Transaction Documents and which has not been paid at the time the demand is made. The obligations of the Vendor Guarantor in this clause

10.1(A) are primary obligations and not a mere surety and shall not be affected by any of the obligations of Vendor being void, voidable or unenforceable for any reason and in such event the Vendor Guarantor shall perform the obligations of the Vendor as if it were primarily liable for the performance.

(B)	The obligations of the Vendor Guarantor pursuant to clause 10.1(A) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any bankruptcy, winding up or analogous proceedings relating to, the Vendor.

(C)	The liability of the Vendor Guarantor pursuant to clause 10.1(A) shall not be affected by any arrangement which the Purchaser may make with the Vendor or with any other person which (but for this clause 10.1(C)) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety. Without prejudice to the generality of the foregoing, the Purchaser is to be at liberty at any time and without reference to the Vendor Guarantor to grant any time for payment or grant any other indulgence or agree to any amendment, variation, waiver or release in respect of any of the obligations of the Vendor under this Agreement or the Transaction Documents and to give up, deal with, vary, exchange or abstain from perfecting or enforcing any other securities or guarantees held by the Purchaser at any time and to discharge any party to such securities or guarantees and to realise such securities or guarantees or any of them, as the Purchaser thinks fit, and to compound with, accept compositions from and make any other arrangements with the Vendor or any person or persons liable on other securities or guarantees held or to be held by the Purchaser without affecting the liability of the Vendor Guarantor under clause 10.1(A).

(D)	So long as the Vendor remains under any actual or contingent obligation under this Agreement or the Transaction Documents the Vendor Guarantor shall not exercise any rights which it may at any time have by reason of the performance of its obligations under clause 10.1(A) to be indemnified by the Vendor, to claim any contribution from any other surety of the obligations of the Vendor or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the rights of the Purchaser under this Agreement or the Transaction Documents or of any other security taken by the Purchaser pursuant to or in connection with this Agreement or the Transaction Documents.

(E)	The liability of the Vendor Guarantor pursuant to clause 10.1(A) shall not be affected by the avoidance of any assurance, security or payment or any release, settlement or discharge which may have been given or made on the faith of any assurance, security or payment, in either case, under any enactment relating to bankruptcy or insolvency.
10.2	Purchaser Guarantor
(A)	The Purchaser Guarantor irrevocably and unconditionally guarantees to the Vendor the due and punctual performance of all the obligations of the Purchaser contained in this Agreement and the Purchaser Documents and shall pay to the Vendor from time to time on demand any sum of money which the Purchaser shall at any time be liable to pay to the Vendor under or pursuant to this Agreement and the Purchaser Documents and which has not been paid at the time the demand is made. The obligations of the Purchaser Guarantor in this clause 10.2(A) are primary obligations and not a mere surety and shall not be affected by any of the obligations of Purchaser being void, voidable or unenforceable for any reason and in such event the Purchaser Guarantor shall perform the obligations of the Purchaser as if it were primarily liable for the performance.

(B)	The obligations of the Purchaser Guarantor pursuant to clause 10.2(A) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any bankruptcy, winding up or analogous proceedings relating to, the Purchaser.

(C)	The liability of the Purchaser Guarantor pursuant to clause 10.2(A) shall not be affected by any arrangement which the Purchaser may make with the Vendor or with any other person which (but for this clause 10.2(C)) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety. Without prejudice to the generality of the foregoing, the Vendor is to be at liberty at any time and without reference to the Purchaser Guarantor to grant any time for payment or grant any other indulgence or agree to any amendment, variation, waiver or release in respect of any of the obligations of the Purchaser under this Agreement or the Purchaser Documents and to give up, deal with, vary, exchange or abstain from perfecting or enforcing any other securities or guarantees held by the Vendor at any time and to discharge any party to such securities or guarantees and to realise such securities or guarantees or any of them, as the Vendor thinks fit, and to compound with, accept compositions from and make any other arrangements with the Purchaser or any person or persons liable on other securities or guarantees held or to be held by the Vendor without affecting the liability of the Purchaser Guarantor under clause 10.2(A).

(D)	So long as the Purchaser remains under any actual or contingent obligation under this Agreement or the Purchaser Documents the Purchaser Guarantor shall not exercise any rights which it may at any time have by reason of the performance of its obligations under clause 10.2(A) to be indemnified by the Purchaser, to claim any contribution from any other surety of the obligations of the Purchaser or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the rights of the Vendor under this Agreement or the Purchaser Documents or of any other security taken by the Vendor pursuant to or in connection with this Agreement or the Purchaser Documents.

(E)	The liability of the Purchaser Guarantor pursuant to clause 10.2(A) shall not be affected by the avoidance of any assurance, security or payment or any release, settlement or discharge which may have been given or made on the faith of any assurance, security or payment, in either case, under any enactment relating to bankruptcy or insolvency.
11.	Confidentiality

11.1	Confidentiality

Subject to clause 11.2 and to clause 12, each party shall treat as strictly confidential:
(A)	the provisions of this Agreement and the process of their negotiation;

(B)	in relation to the obligations of the Vendor under this clause 11, any information received or held by the Vendor or any of its Representatives where such information relates to the Purchaser Group or, following Completion, any Group Company;

(C)	in relation to the obligations of the Purchaser under this clause 11 any information received or held by the Purchaser or any of its Representatives where such information relates to the Vendor Group or, prior to Completion, any Group Company, together (“Confidential Information”).
Each party shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.
11.2	Permitted disclosure or use

Clause 11.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

(A)	such disclosure is required by Law or regulation or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(B)	such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 20; or

(C)	the Confidential Information concerned was lawfully in its possession or the possession of any of its Representatives (as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as set out in clause 11.1 (other than information held by the Vendor or its Representatives regarding the Group Companies which is expressly excluded from the scope of this sub-paragraph); or

(D)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 11.2.
11.3	Disclosure to Representatives

Each of the Vendor and the Purchaser undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to Representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement or the other Transaction Documents and only where the Representatives are informed of the confidential nature of the Confidential Information and the provisions of this clause 11.

11.4	Continuance of restrictions

The restrictions contained in this clause 11 shall survive termination and/or Completion and shall continue for a period of five years from the Completion Date.

12.	Announcements

12.1	Restrictions

Subject to clauses 12.2 and 12.4, and whether or not any restriction contained in clause 11 applies, no party to this Agreement shall make any announcement, (including any communication to the public, to any customers or suppliers of any Group Company, or to all or any of the employees of any Group Company) concerning the provisions or subject matter of this Agreement or containing any information about any other party without the prior written approval of the other (which shall not be unreasonably withheld or delayed).

12.2	Permitted announcements

Clause 12.1 shall not apply if, and to the extent that, an announcement is required by Law or regulation or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction and whether or not the requirement and provided that any such announcement shall wherever possible be made only after consultation with the other parties.

12.3	Continuance of restrictions

The restrictions contained in this clause 12 shall survive Completion and shall continue for a period of 30 days from the Completion Date.

12.4	Announcements to customers and suppliers

As soon as practicable after Completion the Vendor and the Purchaser shall procure that a joint announcement of the sale and purchase of the Shares is made to the customers and suppliers of the Company and each Subsidiary in such form as they may agree.

13.	Further assurance

The parties hereto shall (and shall procure that their respective Affiliates shall), at their own cost, do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably required to give effect to the terms of this Agreement and to secure for the Purchaser or the Vendor (as the case may be) the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

14.	Entire agreement

14.1	This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Shares and, save to the extent expressly set out in this Agreement or any of the Transaction Documents, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

14.2	It is agreed that save to the extent expressly set out in this Agreement:
(A)	neither party has entered into this Agreement or any other Transaction Document in reliance upon, nor shall either party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of the other party which is not, expressly set out in this Agreement or any other Transaction Document;

(B)	the only right or remedy of a party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the exclusion of all other rights and remedies;

(C)	except for any liability which a party has under or in respect of any breach of this Agreement or any of the other Transaction Documents neither party shall owe any duty of care or have any liability in tort or otherwise to the other party in respect of, arising out of, or in any way relating to the sale and purchase of the Shares.
14.3	Nothing in this clause 14 shall exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

15.	Post Completion effect of Agreement

This Agreement shall, as regards the Warranties and any other of its provisions remaining to be performed or capable of having or taking effect following the Completion Date, remain in full force and effect following the Completion Date.

16.	Waiver and variation

16.1	No delay or omission by any party hereto at any time to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time. No waiver by any party hereto of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or be deemed to be or construed as the breach or a waiver, of any other term, covenant, representation or warranty contained in this Agreement.

16.2	No amendment, variation or waiver of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement for the time being.

16.3	Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied.

17.	Remedies

So far as permitted by Law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this agreement shall be for breach of the terms of this agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

18.	Invalidity

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

19.	Time of the essence

Except as otherwise stated in this Agreement, time is of the essence of each provision of this Agreement.

20.	Assignment

This Agreement is personal to the parties to it. Accordingly, no party shall be entitled to assign, hold on trust or otherwise transfer the benefit of any provisions of this Agreement or any benefit arising under or out of this Agreement without the prior written consent of the other party.

21.	Counterparts

This Agreement may be executed in any number of counterparts but shall not be effective until each party has executed at least the counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

22.	Interest

Where the Vendor or the Purchaser default in the payment when due of any damages or other sum payable by virtue of this Agreement any other Transaction Documents the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 3% above the base rate of Royal Bank of Scotland PLC from time to time in effect during such period. Such interest shall accrue from day to day and shall be payable without prejudice to any other remedy available to the Vendor or the Purchaser (as the case may be) in respect of such default.

23.	Notices

23.1	Any notice (which term shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing, in the English language.

23.2	Any such notice or other communication shall be addressed as provided in clause 23.3 and may be:
(A)	personally delivered in which case it shall be deemed to have been given upon delivery of the relevant address; or

(B)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;

(C)	if from or to any place outside the United Kingdom, sent by air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(D)	if from or to any place outside the United Kingdom, sent by pre-paid airmail, in which case it shall be deemed to have been given five Business Days after the date of posting; or

(E)	sent by facsimile (with a copy by post), in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report
Provided that in the case of clause 23.2(E) any notice despatched after 17:00 hours (at the place where such notice is to be received) on any day shall be deemed to have been received at 09:00 hours on the next Business Day.
23.3	Notices under this Agreement shall be sent to a party at its address subject to clause 23.4 below:

For the Vendor:

Name:	UIS Industries Limited
For the attention of:	Keith Zar
Address:	14601 Highway 41 North, Evansville, IN 47725, USA
Fax Number:	+1 812 867 4157

For the Vendor Guarantor:

Name:	United Components, Inc.
For the attention of:	Keith Zar
Address:	14601 Highway 41 North, Evansville, IN 47725, USA
Fax Number:	+1 812 867 4157

For the Purchaser:

Name:	Truck-Lite Co. Limited
For the attention of:	Brian Kupchella
Address:	Waterfall Lane, Cradley Heath, West Midlands B64 6QB
Fax Number:	+44 (0)121 561 7001

with a copy to:

Name:	Penske Corporation
For the attention of:	Pat Conroy
Address:	2555 Telegraph Road, Bloomfield Hills, MI 48302, USA
Fax Number:	+1 248 648 2005

and with a further copy to:

Name:	Pinsent Masons
For the attention of:	Jay Birch
Address:	City Point, 1 Ropemaker Street, London EC2Y 9AH
Fax Number:	+44 (0) 20 7418 7050

For the Purchaser Guarantor:

Name:	Truck-Lite Co., Inc.
For the attention of:	Brian Kupchella
Address:	c/o Truck-Lite Co. Limited, Waterfall Lane, Cradley Heath, West Midlands B64 6QB
Fax Number:	+1 248 648 2005

with a copy to:

Name:	Pinsent Masons
For the attention of:	Jay Birch
Address:	City Point, 1 Ropemaker Street, London EC2Y 9AH
Fax Number:	+44 (0) 20 7418 7050
23.4	Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 23.3 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

24.	Costs

Except as otherwise stated in this Agreement, each party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

25.	Governing law and jurisdiction

25.1	This Agreement shall be governed by, and construed in accordance with, English Law.

25.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

26.	Contracts (Rights Of Third Parties) Act 1999

Save as otherwise provided, no person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

27.	Process agents

26.1	Process agent of Vendor Guarantor

The Vendor Guarantor irrevocably appoints the Vendor as its process agent to receive on its behalf service of process in any Proceedings in England, service upon whom shall be good service upon the Vendor Guarantor whether or not forwarded to or received by the Vendor Guarantor. Where, for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Vendor Guarantor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days. In the event that the Vendor Guarantor fails to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Vendor Guarantor notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

26.1	Process agent of Purchaser Guarantor

The Purchaser Guarantor irrevocably appoints the Purchaser as its process agent to receive on its behalf service of process in any Proceedings in England, service upon whom shall be good service upon the Purchaser Guarantor whether or not forwarded to or received by the Purchaser Guarantor. Where, for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Purchaser Guarantor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days. In the event that the Purchaser Guarantor fails to appoint a substitute process agent, it shall be effective service for the Vendor to serve the process upon the last known address in England of the last known process agent for the Purchaser Guarantor notified to the Vendor, notwithstanding that such process agent is no longer found at such address or has ceased to act.

IN WITNESS whereof this Agreement has been duly executed as a deed on the date written above.

SCHEDULE 1: PARTICULARS OF GROUP COMPANIES
PART 1: DETAILS OF THE COMPANY

Company Name	Flexible Lamps Limited

Registered Number	195431

Registered Office	Barrows Road, Harlow, Essex CM19 5FA

Date and Place of Incorporation	England and Wales, 31 January 1924

Directors	Bruce Zorich, Charles Dickson, Dennis Cunning and Lynne Baker

Secretary	Philip Halliwell

Authorised Share Capital	2,415,000 ordinary shares of £0.50 each

Issued Share Capital	2,415,000 ordinary shares of £0.50 each

Shareholders and Shares Held	UIS Industries Limited, 2,415,000 shares

Accounting Reference Date	31 December

Auditors	Grant Thornton UK LLP

Tax Residence	United Kingdom

Subsidiaries	Rubbolite Industries Limited, T.H Quinton Limited, G.Weil Limited, Flexible Lamps EURL and Flexible Lamps (WUXI) CV Parts Co Ltd
PART 2: DETAILS OF THE SUBSIDIARIES

Company Name	Rubbolite Industries Limited

Registered Number	249823

Registered Office	Barrows Road, Harlow, Essex CM19 5FA

Date and Place of Incorporation	England and Wales, 30 July 1930

Directors	Bruce Zorich, Charles Dickson, Dennis Cunning

Secretary	Philip Halliwell

Authorised Share Capital	20,000 ordinary shares of £1 each

Issued Share Capital	20,000 ordinary shares of £1 each

Shareholders and Shares Held	Flexible Lamps Limited, 20,0000 ordinary shares

Accounting Reference Date	31 December

Auditors	Grant Thornton LLP

Tax Residence	United Kingdom

Subsidiaries	None

Company Name	T.H.Quinton Limited

Registered Number	546440

Registered Office	Barrows Road, Harlow, Essex CM19 5FA

Date and Place of Incorporation	England and Wales, 24 March 1955

Directors	Bruce Zorich, Charles Dickson, Dennis Cunning

Secretary	Philip Halliwell

Authorised Share Capital	5,000 ordinary shares of £1 each

5,000 3% non-cumulative preference shares

Issued Share Capital	5,000 ordinary shares of £1 each

5,000 3% non-cumulative preference shares

Shareholders and Shares Held	Flexible Lamps Limited, 5,000 ordinary shares of £1 each, 5,000 £1 3% non-cumulative preference shares

Accounting Reference Date	31 December

Auditors	Grant Thornton LLP

Tax Residence	United Kingdom

Subsidiaries	None

Company Name	G. Weil Limited

Registered Number	1462132

Registered Office	Barrows Road, Harlow, Essex CM19 5FA

Date and Place of Incorporation	England and Wales, 20 November 1979

Directors	Bruce Zorich, Charles Dickson, Dennis Cunning

Secretary	Philip Halliwell

Authorised Share Capital	100 ordinary shares of £1 each

Issued Share Capital	100 ordinary shares of £1 each

Shareholders and Shares Held	Flexible Lamps Limited, 100 ordinary shares of £1 each

Accounting Reference Date	31 December

Auditors	Grant Thornton LLP

Tax Residence	United Kingdom

Subsidiaries	None

Company Name	Flexible Lamps France EURL

Registered Number	382 920 031 RCS Evry

Registered Office	3 Rue Eugenie Cordeau, 91140 Villebon Sur Yvette, France

Date and Place of Incorporation	30 August 1991, France

Directors	Dennis Cunning

Secretary	NA

Authorised Share Capital	€70,000

Issued Share Capital	700 ordinary shares of €100 each

Shareholders and Shares Held	Flexible Lamps limited, 700 shares of €100 each

Accounting Reference Date	31 December

Auditors	NA

Tax Residence	France

Subsidiaries	None

Company Name	Flexible Lamps (WUXI) CV Parts Co Ltd

Registered Number	Qi Du SuXi Zong Fu Zi, No. 008038

Registered Office	Unit 11, Xiangnan Road, Shuofang Town, New District, Wuxi, PRC

Date and Place of Incorporation	17 July 2006, PRC

Directors	Dennis Cunning, Lynne Baker, Philip Halliwell

Secretary	N.A.

Registered Capital	USD500,000

Paid-in Capital	USD 329,000

Shareholders and Shares Held	Flexible Lamps Limited

Accounting Reference Date	31 December

Auditors	WUXI Dazhong Certified Public Accountants Co. Ltd

Tax Residence	China

Subsidiaries	None

SCHEDULE 2: COMPLETION ARRANGEMENTS
1.	Vendor’s obligations

1.1	At Completion the Vendor shall deliver to the Purchaser:
(A)	transfers of the Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any missing certificate);

(B)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

(C)	letters of resignation in Agreed Form duly executed by each Director, other than the Continuing Directors, in respect of their directorships of each Group Company as set out in schedule 1;

(D)	a certified copy of a board resolution of the Vendor approving the execution and entering into by the Vendor of the Transaction Documents.
1.2	At Completion, and to the extent they are not already held by or to the order of the Company, the Vendor shall deliver to the Purchaser as agent for the Company and the Subsidiaries:
(A)	all the statutory and other books (duly written up to date) of the Company and each of the Subsidiaries;

(B)	certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers of all shares in any Subsidiary not registered in the name of the Company or another Subsidiary in favour of such persons as the Purchaser shall direct; and

(C)	the title deeds to the Premises other than in respect to those Premises which are disclosed in the Disclosure Letter as being charged and the title deeds as being held by the chargee.
1.3	At Completion the Vendor shall procure that the Tax Deed and the Disclosure Letter is executed and delivered to the Purchaser by the Vendor.
1.4	At Completion the Vendor shall deliver to the Purchaser minutes of board meetings of the Company and of each of the Subsidiaries, to:
(A)	pass a resolution to approve, in the case of the Company, the transfers of the Shares and, and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;

(B)	appoint as directors and/or secretary such persons as the Purchaser may nominate, such appointments to take effect at the close of the meeting;

(C)	tender and accept the resignations and acknowledgements of the directors, company secretary and auditors referred to in paragraph 1.1 each such acceptance to take effect at the close of the meeting; and

(D)	give authority in favour of persons nominated by the Purchaser to operate bank accounts of each Group Company.
1.5	At Completion the Vendor shall procure the discharge of all guarantees and similar obligations or undertakings given by the Company or any of the Subsidiaries in respect of the obligations of any other person (and including the guarantees and obligations stipulated to be discharged at Completion in the Disclosure Letter), such discharge to be given in Agreed Form.

2.	Purchaser’s obligations

2.1	At Completion the Purchaser shall pay the Initial Consideration for the Shares as provided in clause 3 of this Agreement by electronic transfer of funds to credit, for same day value, the following account:

Bank	Royal Bank of Scotland

Account Name	Latham & Watkins - Client account

Account number	20933502

Sort Code	15-10-00

Swift/BIC Code	RBOS GB 2L

IBAN No	GB55 RBOS 1510 0020 9335 02
2.2	At Completion the Purchaser shall deliver to the Vendor:
(A)	a counterpart of the Tax Deed and Disclosure Letter duly executed by the Purchaser; and

(B)	a certified copy of a board resolution of the Purchaser approving the execution and entering into by the Purchaser of this Agreement, the Tax Deed and the transactions contemplated therein.

SCHEDULE 3: WARRANTIES
1.	Shares in the Company and the Subsidiaries

1.1	The Company does not have any subsidiary undertakings other than the Subsidiaries. Listed in part 2 of schedule 1 are all the Subsidiaries of the Company at the date of this Agreement and the details therein contain the particulars of their allotted and issued share capital.

1.2	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares are fully paid up.

1.3	The Shares and the issued shares of the Subsidiaries are free from all Encumbrances.

1.4	No right has been granted to any person to require the Group to issue any share capital.

2.	Constitutional and corporate documents

The copies of the memorandum and articles of association or other constitutional and corporate documents of the all Group Companies which have been Disclosed to the Purchaser are accurate true and complete in all material respects.

3.	Accounts

3.1	The Audited Accounts:
(A)	have been prepared in accordance with GAAP and comply with the Companies Act 1985, as amended and with accounting standards, policies, principles and practices generally accepted in the UK;

(B)	show a true and fair view of the assets, liabilities, financial position and state of affairs of each member of the Group as at the Balance Sheet Date and of the profits or losses of each member of the Group for the financial year ended on the Balance Sheet Date;

(C)	have been audited in accordance with the provisions of the Companies Act 1985, as amended;

(D)	include full provision or reserve as required by GAAP for all Tax (and for any contingent or deferred liability to Tax) which has been or may be assessed or for which any Group Company may become accountable in respect of any act, omission, or event (whether of any Group Company or any other person) up to and including the Balance Sheet Date;

(E)	include specific identification as required by GAAP of all material non-recurring items of expenditure or income, transactions of an unusual nature or entered into otherwise than on normal commercial terms and any other factors rendering any Group Company profit or loss for all or any part of such periods unusually high or low; and

(F)	have been prepared on a consistent basis and using consistent accounting practice for the previous three financial years ended on the Balance Sheet Date.
3.2	The Management Accounts have been prepared on a consistent basis with the Audited Accounts and reasonably reflect:
(A)	the state of affairs of the Group and its assets and liabilities as at the date to which they were prepared;

(B)	the Group’s results for the period to which they relate taking into account the purpose for which they were prepared;

(C)	any material non-recurring items of expenditure or income, transactions of an unusual nature or entered into otherwise than on normal commercial terms and any other factors rendering any Group Company profit or loss for all or any part of such periods unusually high or low.
3.3	The Disclosure Letter contains full details of:
(A)	all bank accounts, borrowing facilities, letter of credit issuance facilities, safe custody and deposit facilities of each Group Company including the credit or debit balances of each Group Company’s bank accounts on such date as is within the period of 5 Business Days prior to Completion (other than in respect of Flexible Lamps France EURL which shall be in the period of 15 Business Days prior to Completion);

(B)	any notice of repayment of borrowings which are outstanding as at Completion;

(C)	all guarantees or support or indemnity of, or any security provided by, a third party to a Group Company; and

(D)	all mortgages, charges or pledges granted by any Group Company.
3.4	No Group Company has created, or agreed to create, any Encumbrance or given, or agreed to give, any guarantee, suretyship, indemnity or similar obligation or any agreement for the postponement of its debt.

4.	Events since the Balance Sheet Date

4.1	Since the Balance Sheet Date:
(A)	the business of the Group has been carried on in the ordinary and usual course and substantially in the same manner (including nature and scope) as in the financial year ended on the Balance Sheet Date and so as to maintain the business as a going concern and there has been no material deterioration in the financial position or turnover of the Group;

(B)	no share or loan capital or limited partnership interests of any Group Company have been issued, redeemed, purchased or repaid;

(C)	no material asset has been acquired or disposed of by the Group, and the Group has not agreed to acquire or dispose of a material asset, in each case, otherwise than in the ordinary course of carrying on its business and on entirely arm’s length terms and the Group has not assumed or incurred or agreed to assume or incur any actual or contingent liability which is material otherwise than in the ordinary course of carrying on its business;

(D)	there has been no declaration or payment of any dividends or other distributions by any Group Company;

(E)	no Group Company has borrowed or raised any money or taken any form of financial security or entered into, or agreed to enter into, any capital commitment which is wholly or partially outstanding in excess of £20,000 and no Group Company has acquired, invested, disposed of or realised (or agreed to acquire, invest, dispose of or realise) any capital assets in excess of £20,000;

(F)	no management, consultancy or like charges have been incurred or agreed to by any Group Company in favour of any member of the Vendor Group; and

(G)	no Group Company’s business has been adversely affected by the loss (whether before or after the Balance Sheet Date) of any contract or customer or supplier or by any other factor not affecting similar businesses to a like extent and there are no circumstances currently in effect which are likely to give rise to any such effect on a Group Company’s business.

5.	Tax

5.1	All returns, notifications, computations and payments which should have been made or given by a Group Company in respect of Tax were made or given within the requisite periods and were made up to date, correct and on a proper basis and none of them is, nor to the best of the Vendors’ knowledge is likely to be, the subject of a dispute with HM Revenue & Customs or any equivalent Tax authority, in either case for a material amount.

5.2	Each Group Company has within the relevant time periods deducted and accounted for all amounts which it has been obliged to deduct or pay in respect of Tax and, in particular, has properly operated the PAYE system in all material respects by duly deducting Tax from all payments made, or treated as made, to its employees or former employees, and accounting to HM Revenue & Customs for all Tax deducted by it and for all Tax chargeable on benefits provided for its employees or former employees.

5.3	Each Group Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax of a Group Company or its entitlement to any deduction, relief or repayment of Tax and any claims and elections it has made relating to Tax.

5.4	No Tax may be assessed on or required to be paid by any Group Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises by reason of the failure by any other person to satisfy a Tax liability.

5.5	No circumstances exist under which a Group Company will be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of, any event occurring in relation to, shares, securities, options or interests in shares granted prior to Completion.

5.6	No Group Company is or has ever been a member of a VAT group for the purposes of Section 43 VATA.

5.7	No Group Company owns any assets to which Part XV of the Value Added Tax Regulations 1995 applies.

5.8	No Group Company has any outstanding arrangements with any other company which relate to group relief or the payment of corporation tax.

5.9	No liability to tax (disregarding any statutory right to make any election, or the claim of any allowance or relief) exists or is likely to arise to a Group Company or be increased as a result of or in consequence of the entry into this Agreement and/or the sale of the Company pursuant to this Agreement and/or a Group Company ceasing at any time to be a member of the same group of companies as any other Group Company.

6.	Material Contracts

6.1	Copies of the Material Contracts have been Disclosed and no Group Company nor, so far as the Vendor is aware, any other party to any Material Contract is in material default under any such Material Contract and there are no circumstances in existence or contemplated by the Target Group (including consummation of the transactions under this Agreement) which will give rise to a default by any Group Company under any such Material Contracts.

6.2	No written notice avoiding, rescinding or terminating, or purporting to avoid, rescind or terminate any Material Contract has been received or given by any Group Company nor has any party to a Material Contract threatened to give such notice.

6.3	The execution or the performance of this Agreement or any document to be executed at or before Completion in accordance with this Agreement will not relieve any party (other than a Group Company) to a Material Contract of its obligations or enable it to terminate such Material Contract.

7.	Assets

7.1	The rights, properties and assets owned by each Group Company, the facilities and services to which each Group Company has a contractual right, together with any assets held under or by virtue of any licence, hire purchase and leasing agreements comprise all the material rights, properties, assets, facilities and services necessary for the continuation of the Group’s business after Completion in the places and in the manner in which it was carried on in the 12 months prior to the date of this Agreement.

7.2	Each Group Company is the legal and beneficial owner of, or is entitled to use and enjoy, all material assets either (a) reflected on the balance sheet contained in the Audited Accounts or (b) used by it in the conduct of its business other than assets which have been disposed of in the ordinary course of business since the Balance Sheet Date.

7.3	No Group Company has received any sum, property or benefit, the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it under any rule of law and does not hold any sum, property or right as trustee or constructive trustee.

7.4	The material items of plant and machinery, including fixed plant and machinery, and other material equipment used in connection with the business of the Group are in reasonable repair and condition, fair wear and tear excepted.

7.5	No Group Company is a party to or liable under a lease or hire, hire purchase, credit sale or conditional sale, agreement and pursuant to which a Group Company is under an obligation of more than £5,000 per annum.

7.6	Other than as part of any standard conditions of sale, or pursuant to any of the Data Room Documents, no Group Company has given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

7.7	No Group Company has reason to believe that any line of products currently in stock or in the course of production or any material proportion thereof is not or will not prove to be of satisfactory quality and reasonable fitness for intended purpose.

7.8	No Group Company has received notice of any claim which remains outstanding alleging any defect in, or lack of fitness for purpose of, any goods supplied by the Group Company, nor, so far as the Vendor is aware, are there any circumstances which could give rise to any such claim.

8.	Premises

8.1	The Properties comprise all of the material premises and land owned, occupied or otherwise used in connection with the business of the Group and no Group Company has received written notice of, and the Vendor is not aware of, any matters that adversely affect the Target Group’s title to the Properties other than as Disclosed.

8.2	There is not outstanding any monetary claim or liability (contingent or otherwise) whatsoever affecting the Relevant Assets nor is there any material expense likely in respect of the repair of the Relevant Assets.

8.3	The Relevant Assets are not subject to any Encumbrance or any agreement to create the same.

9.	Environmental

9.1	No Group Company has received notice of any civil, criminal or administrative action, claim, complaint, notice, caution, correspondence, investigation or other proceedings or suit being taken or made, pending or threatened in connection with the activities of any Group Company in relation to Environmental Matters including without limitation any liability (whether actual or contingent) to remediate any land or to suspend cease alter or modify any activity carried on (at any time) by any Group Company or any actual or alleged nuisance with owners or occupiers adjoining the Premises or any property previously owned or occupied by any Group Company . So far as the Vendor is aware, are there no facts or circumstances likely to give rise to any of the foregoing.

9.2	All Environmental Consents required for carrying on the business of the Group have been obtained and complied with and are in full force and effect and so far as the Vendor is aware there are no existing facts or circumstances which will or are reasonably likely to result in any Environmental Consent being terminated, revoked, suspended or modified in any material respect, or which may prejudice its renewal.

9.3	Other than as set out in the Phase 1 Report, none of the activities of any Group Company at any time have, nor has any asset or property owned or occupied by any Group Company, involved the use of, or the release or discharge into the Environment of, or contained, any Hazardous Substance prescribed or specified under any Environmental Laws as being prohibited or restricted, and no release or discharge of any such substance or article by any Group Company exceeds or has exceeded any allowable or permissible quotas or limits prescribed or specified under any Environmental Laws or in any condition to any Environmental Permits.

9.4	Other than as set out in the Phase 1 Report, no land or other asset now or previously owned or occupied by any Group Company at any time contains or has contained any storage tanks or any Hazardous Substance whether above or below ground or (for the avoidance of doubt) has in the past been used for the deposit, storage, treatment or disposal of Hazardous Substances.

9.5	Other than as set out in the Phase 1 Report or in the asbestos reports contained in the Data Room Documents, there is no pollution or contamination of the Environment present at the Premises in circumstances which would result in the Vendor or the Purchaser being held by the relevant authority to be liable under Environmental Laws or in relation to which remedial works would be required by the relevant authority to be carried out under Environmental Laws, and there is no asbestos or asbestos containing material or underground storage tanks at the Premises.

10.	Insurance

The details of the current insurance policies maintained by the Group as Disclosed are accurate in all material respects. No claim is outstanding under any such policies where the amount claimed is in excess of £25,000.

11.	Intellectual property and IT

11.1	The Disclosure Letter contains details of all the Intellectual Property rights, (the “IP”) in respect of which each Group Company is the registered owner or applicant for registration.

11.2	The Group Companies own or are licensed (the terms of which are disclosed in the Disclosure Letter) to use all IT Systems used by them in the operation of the business of the Group and no Group Company has breached the terms of any licence and no notices of breach or termination have been served on or by any Group Company in respect of any licence.

11.3	During the last three years, the IT Systems have not failed to function in a way that has had a Material Adverse Effect on the business of the Group.

11.4	Other than with respect to software and network equipment, the Group Companies own the IT Systems free and clear of any Encumbrances.

11.5	The Company is the ‘WHOIS’ registrant of the Domain Names, and owns the copyright and other Intellectual Property shown on the website which is accessed at those domain names.

11.6	No member of the Vendor’s Group currently uses any IP nor any of the names or words “Flexible Lamps”, “FL” or “Rubbolite” or any names or words similar to or likely to be confused with them (the “Restricted Names”) or any mark, style or logo similar to or likely to be confused with them in any manner which is likely to or may result in confusion between or other association with the business, goods, services or other activities of any Group Company including by using any or all of the Restricted Names as part of a corporate name, trade name or otherwise.

12.	Employees

12.1	The documents which have been Disclosed contain accurate particulars of the identities, dates of commencement of employment or appointment to office, and terms of employment or appointment of all employees and officers of each Group Company including details of all remuneration and other benefits, such as profit sharing and bonus arrangements (whether or not contractual).

12.2	No Employees or directors of any Group Company are entitled, or will become entitled to receive a bonus from any Group Company in respect of the proposed sale of the Group.

12.3	There have been no material disputes between any Group Company and any trade union, works council or other employee representatives in the period of three years prior to the date of this Deed.

13.	Pensions

13.1	No Group Company is or has ever been a party to any agreement or arrangement other than the Pension Scheme for the provision of any Relevant Benefits for any person, and the Company is the only participating employer in the Pension Scheme.

13.2	The Group Companies have no obligation to:
(A)	contribute to any personal pension scheme (as defined in section 1 of the Pension Schemes Act 1993); or

(B)	make available to any person a stakeholder pension scheme (as defined in section 1 of the Welfare Reform and Pensions Act 1999).
13.3	Materially complete copies of the following documents have been disclosed in the Disclosure Letter:
(A)	the trust deeds, rules and other documents containing the provisions currently governing the Pension Scheme;

(B)	full particulars of the benefits and entitlements under the Pension Scheme and the contributions payable to the Pension Scheme;

(C)	copies of all explanatory booklets and announcements that have been issued to members of the Pension Scheme (other than individual benefit statements).
There is no obligation to provide benefits under the Pension Scheme other than as revealed in those documents and particulars.

13.4	In relation to the Pension Scheme copies of:

(A)	all documents issued to members governing the current procedure for appointing member-nominated trustees or trustee directors or opting out of such a procedure;

(B)	the current statement of investment principles;

(C)	all documents under which any actuary, auditor or other professional adviser is appointed;

(D)	the current internal dispute resolution procedure;

(E)	all actuarial certificates for the purposes of section 67 of the Pensions Act 1995 or section 37 of the Pension Schemes Act 1993;

(F)	the latest three trustees’ reports and accounts (including the relevant actuarial certificates);

(G)	the current schedule of contributions as required by the Pensions Act 1995; and

(H)	a list of all Employees who are members of the Pension Scheme together with all particulars of them necessary to establish the benefits payable or contingently payable to or in respect of them under the Pension Scheme, and a list of all Employees who will become eligible to join the Pension Scheme upon the satisfaction of any conditions of eligibility, are in the possession or control of the Vendor and have been delivered to the Purchaser on or before the Completion Date.

13.5	In relation to the Pension Scheme, there are disclosed in the Disclosure Letter true and complete details of:
(A)	discretionary practices (for example, in relation to early retirement terms and pension increases); and

(B)	any discretion exercised under the Pension Scheme to:
(1)	augment benefits;

(2)	admit to membership any individual who would not otherwise have been eligible for admission to membership;

(3)	transfer any member’s benefits, if the transfer payment has not yet been made (wholly or partly);

(4)	provide a benefit which would not otherwise be provided; or

(5)	pay a contribution which would not otherwise have been paid.
Otherwise, no power to augment benefits or provide additional or different benefits has been exercised under the Pension Scheme and no undertaking or assurance has been given to any person as to the continuance introduction increase or improvement of any Relevant Benefits (whether or not there is any legal obligation to do so).

13.6	Details of all employers participating in the Pension Scheme and their terms of participation have been disclosed in the Disclosure Letter. There are no arrangements outstanding in relation to the making of any bulk transfer payment from or to the Pension Scheme.

13.7	The Company has been properly admitted to participation in the Pension Scheme and has duly complied with its obligations under the Pension Scheme. All amounts due to be paid to the Pension Scheme by or on behalf of the Company and all Employees and former Employees have been paid. The Company may terminate its liability to contribute to the Pension Scheme without the consent of any person and without further payment.

13.8	All death in service benefits which may be payable under the Pension Scheme are insured and all insurance premiums have been duly paid. So far as the Vendor is aware, there is no ground on which the relevant insurance company could avoid liability under any policy of insurance applicable to such benefits.

13.9	No Group Company has received notice of any civil, criminal, arbitration, administrative or other proceedings, claims or disputes (including, without limitation, any complaints by members, former members or prospective members under the internal disputes resolution procedure, any complaint to the Pensions Ombudsman or any investigation or enquiry, routine or otherwise by the Occupational Pensions Regulatory Authority or the Pensions Regulator) by or against the trustees, managers or administrators of the Pension Scheme or any Group Company and none are in progress, pending or threatened and, so far as the Vendor is aware, there are no circumstances which might give rise to any such proceedings, claims or disputes.

13.10	The Pension Scheme is a registered pension scheme within the meaning of section 150(2) of the Finance Act 2004 and so far as the Vendor is aware, there is no reason why this registration may be withdrawn.

13.11	The Pension Scheme is a contracted-out scheme within the meaning of Chapter I of Part III of the Pension Schemes Act 1993. There is in force one or more contracting-out certificates and as at the date of this Agreement, there are no circumstances which might cause the certificate(s) to be withdrawn.

13.12	So far as the Vendor is aware, the Pension Scheme has at all times complied with, and been administered in accordance with, the trusts, powers and provisions of the Pension Scheme, the general requirements of law and the provisions of all relevant statutes, regulations and requirements (including without limitation the requirements of the Pension Schemes Act 1993, the Pensions Act 1995, the Pensions Act 2004 and the Finance Act 2004 and regulations made under those Acts, and all applicable European and UK legislation relating to discrimination by reason of sex, race, sexual orientation, part-time or temporary work, disability or religious belief).

13.13	The Company has at all times complied with the provisions of all relevant statutes, regulations and requirements in relation to the Pension Scheme. No part-time or temporary Employees or former Employees have ever been excluded from membership of, or equal treatment under, the Pension Scheme, and no Employees or former Employees have ever been excluded or treated less favourably by reason of their sex, race, sexual orientation, disability or religious belief.

13.14	There is no amount currently outstanding which is or might in the future be treated under section 144 of the Pension Schemes Act 1993 or section 75 or 75A of the Pensions Act 1995, section 43 of the Pensions Act 2004 (Financial support directions) or section 47 of the Pensions Act 2004 (Contribution notices where non-compliance with financial support direction) as a debt due from the Company to the trustees of any occupational pension scheme. The Company has not entered into or proposed entering into a withdrawal arrangement (as defined in section 2 of the Occupational Pension Schemes (Employer Debt) Regulations 2005).

13.15	No Group Company has been party to any act or failure to act which falls within subsection (5) of section 38 of the Pensions Act 2004 (Contribution notices where avoidance of employer debt) in relation to the Pension Scheme and no event which might fall within subsection (2) of section 69 of the Pensions Act 2004 (Duty to notify the Regulator of certain events) in relation to the Company or the Pension Scheme other than the purchase and sale of the shares of the Company contemplated by this Agreement.

13.16	All of the assets of the Pension Scheme are under the possession or control of the trustees of the Pension Scheme.

13.17	There are attached to the Disclosure Letter true and complete copies of the documents setting out the terms of the Norwich Union group life assurance policy (the “Life Assurance Policy”). There are no claims in progress, pending or expected under the Life Assurance Policy and there is no ground on which the relevant insurance company could avoid liability under the Life Assurance Policy.

13.18	The Life Assurance Policy is still in force and all premiums payable by each Group Company have been duly paid in accordance with the Life Assurance Policy.

13.19	No Group Company has made any report, and no Group Company has been notified of any report having been made, under section 48 of the Pensions Act 1995 to the Occupational Pensions Regulatory Authority or under section 70 of the Pensions Act 2004 to the Pensions Regulator in respect of the Pension Scheme.

13.20	There are attached to the Disclosure Letter true and complete copies of the documents setting out the terms of the permanent health insurance policy (the “PHI Policy”). There are no claims in progress, pending or expected under the PHI Policy and there is no ground on which the relevant insurance company could avoid liability under the PHI Policy.

13.21	The PHI Policy is still in force and all premiums payable by each Group Company have been duly paid in accordance with the PHI Policy.

14.	Litigation and compliance with laws

14.1	No Group Company is engaged in any material litigation, arbitration, administrative or criminal proceedings; there are no proceedings pending or threatened in writing, either by or against a Group Company; and so far as the Vendor is aware there are no circumstances likely to give rise to any such proceedings.

14.2	No Group Company has committed any criminal, illegal or other unlawful act or any breach of statutory duty or any act or default which could reasonably be expected to lead to a claim or proceedings against any Group Company or increase a liability of any Group Company in either case which would be material to the business of the Group as a whole.

14.3	Each Group Company has conducted its business in all material respects in accordance with all applicable legal and administrative requirements in its jurisdiction of operation.

15.	Licences

15.1	All necessary licences, consents, permits and authorisations have been obtained by the Group to enable it to carry on its business as currently conducted.

15.2	A of the licences, consents, permits and authorisations are valid and subsisting and no Group Company has received notice that any of them might be suspended, cancelled or revoked, including as a result of the transactions contemplated by this Agreement.

16.	Insolvency

16.1	No order has been made, petition presented or resolution passed for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding up any Group Company. No administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Company.

16.2	No administration order has been made and no petition for such an order has been presented in respect of any Group Company.

16.3	No Group Company is insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 and no Group Company has stopped paying its debts as they fall due.

16.4	No voluntary arrangement has been proposed under s.1 of the Insolvency Act 1986 in respect of any Group Company.

16.5	No administrator has been appointed in respect of any Group Company and no steps or actions have been taken in connection with the appointment of an administrator in respect of any Target Group Company.

16.6	No event analogous to any of the foregoing in paragraphs 17.1 to 17.5 inclusive has occurred in or outside of England with respect to any Group Company.

16.7	No Group Company has at any time given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Act 1985) as it would fall within sections 151 to 158 (inclusive) of the Companies Act 1985.

SCHEDULE 4: LIMITATIONS ON LIABILITY
1.	Interpretation

1.1	In this schedule where the context admits:

“Relevant Claim” means any claim in connection with any of the Warranties but shall not include a claim in respect of the Tax Deed;

“Secondary Claim” means any claim made pursuant to clauses 2.1(c), 2.1(d) or 8.2(a) of the Tax Deed; and

“Taxation Warranties” means the Warranties in paragraph 5 of schedule 3.

2.	Financial limits

2.1	Aggregate limit

The aggregate liability of the Vendor in respect of all Relevant Claims and claims under the Tax Deed (excluding Secondary Claims) shall be 15% of the Final Consideration payable under this Agreement, as finally determined. For the purposes of calculating the Vendor’s cap on liability pursuant to this paragraph 2.1, the amount of the Final Consideration shall be deemed to be the aggregate of the Initial Consideration (as adjusted pursuant to schedule 6 and schedule 7), the Additional Consideration (if any) and shall not be treated as reduced by the provisions of clause 6.1(B) or clause 8.5.

2.2	Thresholds

The Vendor shall not be liable in respect of a Relevant Claim or claims under the Tax Deed (excluding Secondary Claims) unless the aggregate liability of the Vendor in respect of all Relevant Claims and claims under the Tax Deed exceeds £500,000 in which case the Vendor’s liability shall be for the whole amount and not just the excess over £500,000.

2.3	Liability

For the purpose of paragraph 2.2 the liability of the Vendor in respect of a Relevant Claim or claim under the Tax Deed shall mean the amount in respect of the Relevant Claim or claim under the Tax Deed for which the Vendor admits liability in writing or is found to be liable in a court of competent jurisdiction.

3.	Time limits

3.1	Notice to Vendor

The Vendor shall have no liability in respect of any Relevant Claim or claim under the Tax Deed unless the Purchaser shall have given notice in writing to the Vendor of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it), such notice to be given as soon as reasonably practicable and in any event not later than:
(A)	the date dictated by the Tax Deed in the case of a claim in respect of the Tax Deed; or

(B)	the date 15 months after the date of this Agreement, in any other case.

3.2	Commencement of proceedings

All and any liability of the Vendor in respect of any Relevant Claim or any claim under the Tax Deed notified to it in accordance with paragraph 3.1 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of:
(A)	6 months from the date of such notification of the Relevant Claim; or

(B)	24 months from the date of such notification of any claim under the Tax Deed, unless the Purchaser shall within such period have issued and validly served on the Vendor proceedings in respect of such Relevant Claim.

4.	Matters reflected in accounts

The Vendor shall not be liable in respect of a Relevant Claim or an Indemnity Claim to the extent that allowance, provision or reserve in respect of the matter giving rise to the Relevant Claim was made in the Audited Accounts or is made in the Completion Accounts and has thereby has adjusted the Initial Consideration.

5.	Change in law etc

The Vendor shall not be liable in respect of any Relevant Claim to the extent that it arises or is increased as a result of any change in law (or change in the interpretation of law) or in administrative practice of any government, governmental department, agency or regulatory body occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part).

6.	Accounting bases etc.

The Vendor shall not be liable in respect of any Relevant Claim or any claim under the Tax Deed to the extent that it arises or is increased as a result of any voluntary change after Completion made by the Purchaser or the Company in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any member of the Group from those used in preparing the Audited Accounts or the Completion Accounts unless required by relevant Laws or applicable accounting standards.

7.	Acts of Purchaser etc.

7.1	The Vendor shall not be liable in respect of a Relevant Claim to the extent that the Relevant Claim is attributable (in whole or in part) to:
(A)	any voluntary act, omission or transaction carried out by or at the request of or with the consent of the Purchaser or any member of the Purchaser’s Group or any of their successors in title or assigns on or after Completion other than any such act, omission or transaction carried out in the ordinary and proper course of business; or

(B)	anything expressly provided to be done or omitted to be done pursuant to this Agreement or the Tax Deed.
8.	Recovery from third parties

If the Vendor pays to or for the benefit of any member of the Purchaser’s Group any amount in respect of any Relevant Claim, any claim under the Tax Deed or an Indemnity Claim and any member of the Purchaser’s Group subsequently receives from any other person any payment or benefit in respect of the matter giving rise to the Relevant Claim, any claim under the Tax Deed or an Indemnity Claim, the Purchaser shall thereupon pay to the Vendor an amount equal to the payment or benefit received (except to any extent that the liability of the Vendor in respect of the Relevant Claim, any claim under the Tax Deed or an Indemnity Claim was reduced to take account of such payment or benefit).

9.	Non-quantifiable liabilities

The Vendor shall not be liable in respect of any Relevant Claim, claim under the Tax Deed or an Indemnity Claim to the extent that it relates to a liability which is not capable of being quantified unless and until the liability becomes capable of being quantified either precisely or by determining a lower an upper range.

10.	Mitigation

Nothing in this Agreement shall limit or restrict the Purchaser’s obligation under English law to mitigate any loss.

11.	No duplication of recovery

11.1	Loss otherwise compensated

The Vendor shall not be liable in respect of any Relevant Claim, any claim under the Tax Deed or an Indemnity Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or the relevant member of the Purchaser’s Group.

11.2	No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

11.3	Claims under Warranties or Tax Deed

In the event that the Purchaser is entitled to an Indemnity Claim or a claim under the Tax Deed or under the Warranties in respect of the same subject matter, the Purchaser may claim under either or all but payments under the Tax Deed shall pro tanto satisfy and discharge any Indemnity Claim or claim which is capable of being under the Warranties in respect of the same subject matter and vice versa.

12.	Paramount provisions

Subject to clause 8.3 and 8.4, the provisions of this schedule shall apply notwithstanding anything else in this Agreement, the Tax Deed or any other Transaction Document to the contrary.

13.	Exceptions to limitations

The limitations on liability set out in this schedule 4 shall not apply in the case of any breach or alleged breach of any of the warranties contained in clause 6.8 and those of the Warranties set out in paragraph 1 of schedule 3.

SCHEDULE 5: PROPERTIES
PART 1 : FREEHOLD PREMISES WITH REGISTERED TITLES

Premises				Details of any tenancy to which the Premises is subject (or any
Description	Registered Proprietor	Title Number	Current use	agreement for such tenancy)

International House, Horsecroft Road, The Pinnacles, Harlow	Flexible Lamps Limited	EX389314	Warehousing, operations and car parking	1. Lease of Electricity Sub Station dated 7 April 1961 for 99 years (less 10 days) from 1 September 1960 registered under title number EX776565 made between (1) The Educational Supply Association Ltd and (2) The Eastern Electricity Board, current tenant being EDF Energy Networks (EPN) Plc.

2. Personal licence for use of car park as a Market on Sundays granted to Keith Boulton t/a Countryside Promotions (minimum licence fee of £300 per week) to continue until one party gives 1 month’s notice of intention to terminate.

3. Lease (undated) to PPE Limited of the warehouse offices and yard being Unit 3 International House, Horsecroft Rd, for 5 year term commencing 1 July 2002 (rent of £82,000 pa), with a mutual option to determine upon giving 3 months’ written notice.

4. Occupancy Agreement (undated) of part of International House, Horsecroft Rd, known as Ivory Graphics, for the storage and maintenance of sporting cars in favour of Niall Campbell, termination upon 3 months’ notice by either party, rent of £1.50 per sq. ft. pa.

5. Licence (undated) in favour of Bareway Industrial (Harlow) Limited to erect and maintain an estate sign upon the property being Industrial House, Horsecroft Rd for a period of 2 years and to continue thereafter until determined by the Licensor (Flexible Lamps Limited) by 3 months’ written notice.

4, Rookwood Way, Haverhill CB9 8PB	Flexible Lamps Limited	SK163268	Manufacturing, offices and storage

Premises				Details of any tenancy to which the Premises is subject (or any
Description	Registered Proprietor	Title Number	Current use	agreement for such tenancy)

Land and buildings to the south of Roydon Road, Harlow (known as “Barrows Road”)	Flexible Lamps Limited	EX529395	Manufacturing, office, storage and car parking	1. Lease dated 10 March 2004 of the car parking area (200 spaces) at Barrows Rd, Harlow for a term of 5 years, made between (1) Flexible Lamps Ltd and (2) Raytheon Systems Limited, with initial rent of £75,000 pa, (with effect from 1 January 2007 a rent of £46,875 pa for 100 spaces only) for the parking of private motor vehicles of the directors, employees and visitors of Raytheon Systems Ltd.

2. Personal licence for use of car park as a Market on Sundays granted to Keith Boulton t/a Countryside Promotions (minimum licence fee of £300 per week) to continue until one party gives 1 month’s notice of intention to terminate.
PART 2 : LEASEHOLD PREMISES WITH REGISTERED TITLES

Details of any
tenancy to which
the Premises is
subject (or any
Demised	Registered		Date of and		Current principal		agreement for
Premises	Proprietor	Title Number	parties to lease	Term	yearly rent	Current use	such tenancy)

Unit 20, The Mead Industrial Park, Riverway	Flexible Lamps Limited	EX418915	6 November 1989 made between (1) Shell Pensions Trust Limited and (2) Flexible Lamps Limited	25 years from 25 June 1989 terminating on 24 June 2014			Lease dated 24 November 2004 terminating on 24 June 2014 (less 3 days) made between (1) Flexible Lamps Limited and (2) ESAB Group (UK) Limited at a rent of £339,000 per year

SCHEDULE 6: COMPLETION ACCOUNTS
1.	Interpretation

In this Schedule, where the context admits:

“Completion Accounts” means the consolidated accounts of the Group prepared and audited in accordance with paragraph 2 and agreed or determined in accordance with paragraph 4;

“FRS” means a Financial Reporting Standard published by the Accounting Standards Board and in force at the date of this Agreement;

“Net Current Assets” means the aggregate value of all current assets minus the aggregate value of all current liabilities and provisions (in accordance with paragraph 89 of schedule 4 of the Companies Act 1985) all as shown in or derived from the Completion Accounts;

“Purchaser’s Accountants” means such firm of accountants as the Purchaser may nominate from time to time; and

“SORP” means a Statement of Recommended Practice published by bodies recognised by the Accounting Standards Board and in force at the date of this Agreement;

“SSAP” means a Statement of Standard Accounting Practice originally published by the Accounting Standards Committee and not since superseded and in force at the date of this Agreement;

“Vendor’s Accountants” means such firm of accountants as the Vendor may nominate from time to time.

2.	Completion Accounts

2.1	Preparation

The Purchaser shall as soon as practicable, and in any event within 120 Business Days after Completion, procure that accounts for the Company and the Subsidiaries shall be prepared and audited in accordance with this schedule and the parties shall use their best endeavours to secure compliance with this schedule by their respective accountants. The Purchaser shall promptly supply all such information and provide access to all such records and personnel as the Vendor, its accountants and any independent firm of accountants appointed under paragraph 4.3 shall reasonably require in order to comply with their rights and obligations under this schedule. The Vendor, if so required by the Purchaser or such independent firm, shall use all reasonable endeavours with the reasonable assistance of the Purchaser (including the provision by the Purchaser of an indemnity to the auditors) to obtain for the Purchaser or such independent firm access to the working papers of the Company’s auditors prepared in relation to the audit of the Audited Accounts.

2.2	Description

The Completion Accounts shall consist of a consolidated balance sheet of the Company and the Subsidiaries as at the close of business on the date of Completion and shall be substantially in the form of the Audited Accounts.

2.3	General requirements

The Completion Accounts shall:
(A)	be prepared under the historic cost convention and in accordance with the requirements of all relevant Laws and generally accepted accounting policies, bases, methods, practices and procedures and with all applicable SSAPs, FRSs, and SORPS;

(B)	subject to paragraph 2.3(A), apply and adopt the same policies, bases, methods, practices and procedures of accounting as applied or adopted by the Company for the purposes of the Audited Accounts; and

(C)	be audited by the Purchaser’s Accountants.
2.4	Specific requirements

In preparing the Completion Accounts:
(A)	no provision shall be made for any liability arising as a result of the entry into this Agreement or any change of control of the Company occurring on or after the date of this Agreement;

(B)	no provision shall be made against any receivable to the extent that the same has been realised at the time the Completion Accounts are finally agreed;

(C)	no provision shall be made in the Completion Accounts to the extent that the matter to which the provision relates has been shown to have been overprovided for or has otherwise been cancelled or reduced before the Completion Accounts are finally agreed and provided that cancellation or reduction of the respective liability has been achieved at no cost to the relevant Group Company or the Purchaser;

(D)	no provision shall be made under FRS17 in respect of pension liabilities;

(E)	no provision shall be made in respect of audit fees for the preparation and audit of the Completion Accounts;

(F)	no provision shall be made in respect of employee holiday pay; and

(G)	no provision for obsolete stock of the Company following the notice to terminate the customer contract with General Motors may be made to the extent the same is taken into account in the valuation of any stock carried out under paragraph 3.
3.	Stock Valuation

For the purposes of the preparation of the Completion Accounts, the value of stock shall be ascertained in accordance with the provisions of this paragraph 3.
(A)	the Vendor and the Purchaser shall cause a stocktaking to be made on or after the Completion Date (but in any event within 10 Business Days of the Completion Date) of all the stock insofar as it then belongs to the Company and the Subsidiaries;

(B)	unless otherwise agreed by the parties such stocktaking shall consist of a physical check of the amount, quality and condition of all such stock situated on the Premises at the Completion Date and an inspection of the books and records and contractual documentation (of the Company and the Subsidiaries) for all such stock not so situated together with confirmation from the person or persons having physical possession of such stock of the extent of any interest in or Encumbrance claimed over such stock (if any); and

(C)	when such stocktaking has been completed the stock shall be valued by the Purchaser in accordance with paragraph 2.3(B); and

(D)	the value of the stock as determined above shall be manually adjusted to represent the value of the stock (calculated in accordance with this paragraph 3) as at the date of the Completion Accounts, and that adjusted figure shall be used as the value of stock in the Completion Accounts.

4.	Procedure

4.1	Submission of draft
(A)	As soon as the draft Completion Accounts shall have been prepared, the Purchaser shall send a copy to the Vendor together with such working papers used in connection with the preparation of the same as it considers necessary or appropriate to understand and agree the Completion Accounts and shall in addition, at the same time, send to the Vendor its calculation of the Net Current Assets.

(B)	Unless the Vendor shall within 90 Business Days after receipt of the draft Completion Accounts (and associated papers and calculation as provided in paragraph 4.1(A)) serve a notice in writing on the Purchaser that it objects to the draft Completion Accounts (identifying the reason for any objection and the amount(s) or item(s) in the draft Completion Accounts and/or calculation which is/are in dispute) (such notification being, for the purposes of this paragraph 4.1(B), an “Objection Notice”) the Vendor shall be deemed to have irrevocably agreed to the draft Completion Accounts and the Purchaser’s calculation of the Net Current Assets for all purposes of this Agreement.
4.2	Agreement of draft

If, within the period referred to in paragraph 4.1(B) the Vendor shall serve upon the Purchaser an Objection Notice then the Purchaser and the Vendor shall use their reasonable endeavours to reach agreement upon adjustments to the draft Completion Accounts and the value of Net Current Assets. Neither the Vendor nor the Purchaser shall be entitled to propose any adjustments to the draft Completion Accounts except: (i) in the case of the Vendor, an adjustment relating to any asset or liability referred to in its Objection Notice and (ii) in the case of either of them, an adjustment by way of counter-proposal to an adjustment proposed by the other of them, being in each case, a revision of an adjustment referred to in the Objection Notice.

4.3	Independent accountant

If the Vendor and the Purchaser are unable to reach agreement within 20 Business Days following service of the Objection Notice, either the Vendor or the Purchaser shall be entitled to refer the matter or matters in dispute to an independent firm of chartered accountants (the “Firm”) agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Firm shall act as experts not as arbitrators and shall determine the matter or matters in dispute (which may include any dispute concerning the interpretation of any provision of this Agreement affecting the Completion Accounts or their jurisdiction to determine the dispute or the content or interpretation of their terms of reference) and their decision shall be final and binding. The Firm may so far as is reasonable instruct valuers, solicitors and other professional advisers to the extent they consider necessary to reach their determination. The fees and expenses of the Firm (including the fees of any professional advisers appointed by them as aforesaid) shall be borne by the Vendor and the Purchaser equally or in such other proportions as the Firm shall direct.

4.4	Accounts final and binding

If within the period referred to in paragraph 4.1(B) the Vendor shall not have served an Objection Notice on the Purchaser, or if such notice is served and the Purchaser and the Vendor shall subsequently agree the draft Completion Accounts or the matters in dispute are referred to the Firm under paragraph 4.3, the draft Completion Accounts, as adjusted (where applicable) so as to be in accordance with the agreement of the Purchaser and the Vendor or the determination of the Firm shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties.

4.5	Information and explanations

The Purchaser and the Purchaser’s Accountants shall provide such information and explanations relating to the draft Completion Accounts and their preparation as the Vendor’s Accountants, or the Firm shall reasonably require.

5.	Adjustment of Consideration

5.1	Increase or reduction

When the Completion Accounts have become final and binding, the Initial Consideration shall forthwith:
(A)	be increased by the amount (if any) by which the Net Current Assets of the Company and the Subsidiaries as at the date of Completion as shown by the Completion Accounts are greater than £6,784,000; or

(B)	be reduced by the amount (if any) by which the Net Current Assets of the Company and the Subsidiaries as at the date of Completion as shown by the Completion Accounts are less than £6,784,000.
5.2	Payment

Any increase or reduction in the Initial Consideration shall be paid by the Purchaser or the Vendor (as appropriate) within 10 Business Days after the Completion Accounts have become final and binding as aforesaid and any amount not paid when due/the amount to be so paid shall carry interest as set out in clause 22.
6.	Assignment of receivables

6.1	If any provision is included in the agreed Completion Accounts in respect of bad or doubtful debt, the Purchaser shall, following notice from the Vendor, at the Purchaser’s election either:
(A)	procure that the Company assigns such debts as are the subject of such provision in the Completion Accounts together with all rights of recovery thereunder to the Vendor for the sum of £1;

(B)	pay the Vendor the amount of such provision as contained in the Completion Accounts as an adjustment to the Initial Consideration; or

(C)	a combination of 6.1(A) and 6.1(B) totalling the amount of the provisions made in the Completion Accounts.

SCHEDULE 7: PENSIONS
1.	Definitions

In this schedule, the following words shall have the following meanings:

“Actuarial Assumptions” means the actuarial assumptions agreed between the Purchaser’s Actuary and the Vendor’s Actuary as set out in paragraph 7;

“Completion Pension Scheme Liabilities” means the Pension Scheme Liabilities as at the Completion Date;

“Liability Movement Value” means the Completion Pension Scheme Liabilities minus the Longstop Pension Scheme Liabilities, provided that such number shall not be less than zero and to the extent that such reduction is caused by Structural Changes;

“Longstop Date” means the date 15 months after the Completion Date;

“Longstop Pension Scheme Liabilities” means the Pension Scheme Liabilities as at the Longstop Date;

“Pension Scheme Liabilities” means the value of the past service liabilities on the projected accrued benefit method of the Pension Scheme as calculated in accordance with FRS17 and the Actuarial Assumptions and agreed between the Purchaser’s Actuary and the Vendor’s Actuary;

“Pension Scheme” means The Flexible Lamps Limited Retirement Benefits Scheme;

“Purchaser’s Actuary” means Chris Hurry, Samer Hafiz or any other actuary employed by Hymans Robertson LLP of One London Wall, London EC2Y 5EA (or any other office of that firm) or such other person who is a member of the Institute of Actuaries or the Faculty of Actuaries in Scotland as the Purchaser may retain for the purposes of this Schedule and notify to the Vendor;

“Structural Changes” means any changes to the Pension Scheme, implemented prior to the Longstop Date, made by or at the direction of the Purchaser, the Company or by the trustees of the Pension Scheme (provided they are with the approval, or at the request, of the Purchaser) by means of a deed of amendment or as otherwise permitted under the rules of the Pension Scheme, or the exercise of a power under the provisions of the Pension Scheme affecting members’ entitlement to benefits relating to pensionable service before or after the Completion Date which has the effect of reducing Pension Scheme Liabilities including without limitation the closing of the Pension Scheme, the closing of the Pension Scheme to new members, the termination of employment of employees of any Group Company by way of redundancy or induced voluntary resignation or voluntary redundancy in connection with the sale of the Relevant Asset, a change of benefits under the Pension Scheme away from final salary to career average earnings, or a change in commutation factors, but excluding any changes made as required by Law or as required by Law following any change in the requirements of Law, any termination of employment or resignation of employees of any Group Company in the ordinary course of business of such Group Company, or the withdrawal from service of any member between the Completion Date and the Longstop Date, whether voluntary or compulsory, other than in connection with the sale of the Relevant Asset; and

“Vendor’s Actuary” means Andy Staddon or any other actuary employed by Mercer Human Resource Consulting Limited of One Tower Place West, Tower Place, London EC3R 5BU or such other person who is a member of the Institute of Actuaries or the Faculty of Actuaries in Scotland as the Vendor may retain for the purposes of this schedule and notify to the Purchaser.

2.	Structural Changes

2.1	The Vendor may within 40 Business Days after the Longstop Date notify the Purchaser that it wishes to review whether any Structural Changes have caused a Liability Movement Value, and requires the Purchaser to comply with the provisions of paragraphs 2.2 and 3 of this schedule.

2.2	The Purchaser is under no obligation to make any Structural Changes to the Pension Scheme, but if required by the Vendor under paragraph 2.1 it will make available to the Vendor such information as is necessary for the Vendor and the Vendor’s Actuary to ascertain the nature of any Structural Changes and whether such Structural Changes have caused a Liability Movement Value.

3.	Actuarial Calculation

3.1	Having been notified by the Vendor under paragraph 2.1, the Purchaser will procure that the Purchaser’s Actuary calculates the Completion Pension Scheme Liabilities and the Longstop Pension Scheme Liabilities and sends its calculation, in draft of such Pension Scheme Liabilities and its calculation of the Liability Movement Value (if any) and all calculation methodology and supporting documentation (the “Pension Pack”) to the Vendor within 60 Business Days of having been so notified (or such other date as may be agreed between the Vendor and the Purchaser).

3.2	The Vendor and the Vendor’s Actuary shall have 60 Business Days following receipt of the Pension Pack pursuant to paragraph 3.1 to review such materials. The Purchaser shall procure that the Purchaser’s Actuary, the Company and the Pension Scheme provide all information reasonably requested by the Vendor or the Vendor’s Actuary to enable the Vendor’s Actuary to check and confirm its agreement (or not) to the contents of the Pension Pack. If the Purchaser fails to provide such information within such period (and any extension agreed by the Vendor and the Purchaser) the matter shall be treated as a dispute and shall be resolved under paragraph 6 below.

3.3	Unless the Vendor shall within 60 Business Days of receipt of the Pension Pack (as provided in paragraph 3.1) serve a notice in writing on the Purchaser that it objects to the calculation of the draft Pension Scheme Liabilities and/or of the draft Liability Movement Value (identifying the reason for any objection and the amount(s) or item(s) and/or calculation which is/are in dispute) (such notification being, for the purposes of this paragraph 3.3, an “Objection Notice”) the Vendor shall be deemed to have irrevocably agreed to the draft Pension Scheme Liabilities and the Purchaser’s calculation of the Liability Movement Value.

3.4	If, within the period referred to in paragraph 3.3 the Vendor shall serve upon the Purchaser an Objection Notice then the Vendor and the Purchaser shall use their reasonable endeavours to reach agreement upon adjustments to the Pension Pack. Neither the Vendor nor the Purchaser shall be entitled to propose any adjustments to the Pension Scheme Liabilities and the Liability Movement Value as provided in paragraph 3.1, except: (i) in the case of the Vendor, an adjustment relating to any item referred to in its Objection Notice and (ii) in the case of either of them, an adjustment by way of counter-proposal to an adjustment proposed by the other of them, being in each case, a revision of an adjustment referred to in the Objection Notice.

3.5	If the Vendor and the Purchaser are unable to reach agreement within 20 Business Days following service of the Objection Notice, the provisions of paragraph 6 shall apply.

4.	Payment

Within 10 Business Days of the agreement or finalisation of the Liability Movement Value in accordance with this schedule, the Purchaser shall pay to the Vendor (by way of an increase in the Initial Consideration) an amount equal to the Liability Movement Value, up to a maximum of £1,200,000, such payment to be in full and final satisfaction of all liability of the Purchaser to the Vendor under this schedule in respect of the Pension Scheme.

5.	Undertakings

The Vendor and the Purchaser undertake to each other that they will use all reasonable endeavours to expedite calculation of the Completion Pension Scheme Liabilities, Longstop Pension Scheme Liabilities and the Liability Movement Value.

6.	Independent Actuary

Any dispute between the Vendor’s Actuary and the Purchaser’s Actuary concerning the amount of the Completion Pension Scheme Liabilities, Longstop Pension Scheme Liabilities, the Liability Movement Value or any other matter to be certified or agreed between them in accordance with this schedule may, upon expiry of the appropriate time-limit (if any) by which such matter is to be certified or agreed in accordance with this schedule and at the option of either the Vendor or the Purchaser, be referred to an independent actuary to be appointed by agreement between the Vendor and the Purchaser or, in default of agreement within 14 days from the first nomination of an actuary by one party to the other, by the President for the time being of the Institute of Actuaries on the application of either the Vendor or the Purchaser. The independent actuary shall reach his decision on the basis of the provisions of this schedule and shall act as an expert and not as an arbitrator. His decision shall, in the absence of manifest error, be final and binding on the Vendor and Purchaser and his costs shall be borne by the Vendor and the Purchaser in such proportions as directed by the independent actuary.

7.	Actuarial Assumptions

The Actuarial Assumptions agreed between the Purchaser’s Actuary and the Vendor’s Actuary for the purposes of calculating the Completion Pension Scheme Liabilities, the Longstop Pension Scheme Liabilities and the Liability Movement Value are as set out below:

7.1	General assumptions

For members in service:
(1)	No account shall be taken of lump sum death in service benefits other than refund of contributions.

(2)	No account shall be taken of service beyond the Completion Date in valuing ill-health pensions and widow(er)s’ pensions on death before retirement. Such liabilities will be valued using the method in FRS17.
7.2	Financial assumptions

Discount rate:	5.00% p.a.
Salary increases:	3.50% p.a.
Price inflation:	3.00% p.a.
Pension increases on LPI pensions:	3.00% p.a.
Increases to pensions in deferment (non- GMP):	3.00% p.a.

7.3	Demographic assumptions

Mortality before retirement:	AM92/AF92 tables.

Mortality after retirement:	PMA92/PFA92 tables based on the calendar year 2025

Ill health retirement:	No allowance has been made.

Early retirement:	No allowance has been made for retirement before normal retirement age.

Withdrawals:	Allowance has been made for withdrawals from service as set out in Lane Clark and Peacock’s FRS17 report dated 13 January 2006.

Family Details:	90% of men and women are assumed to be married on retirement or earlier death. Husbands are assumed to be 3 years older than their wives.

Commutation:	Allowance has been made for members to exchange part of their pensions for cash, on the terms available at the Completion Date when assessing the Completion Pension Scheme Liabilities and on the terms available at the Longstop Date when assessing the Longstop Pension Scheme Liabilities. It will be assumed that members commute 3/80ths of their final pensionable salary for each year of pensionable service (and proportionately for additional completed months of pensionable service).

Membership:	When assessing the Completion Pension Scheme Liabilities, membership status (i.e. active, deferred or pensioner) will be the actual status at Completion Date. When assessing the Longstop Pension Scheme Liabilities, membership status will change only for those members whose status changes as a result of Structural Changes.

SCHEDULE 8: DOMAIN NAMES
http://www.flexible-lamps.co.uk/
http://www.flexible-lamps.com/
http://www.flexiblelamps.co.uk/
http://www.phasa.co.uk/
http://www.rubbolite.co.uk/
http://www.rubbolite.com/

Executed as a deed by	)
UIS INDUSTRIES LIMITED	)
Acting through its duly authorised	)
Attorney	)	/s/ Keith Zar

Executed as a deed by	)
TRUCK-LITE CO. LIMITED	)
Acting through its duly authorised	)
Attorney	)	/s/ Jay Birch /s/ Thi Hanh Jelf

Executed as a deed by	)
UNITED COMPONENTS, INC.	)
By its duly authorised signatory	)
	)	/s/ Keith Zar

Executed as a deed by	)
TRUCK-LITE CO., INC.	)
By its duly authorised attorney	)
	)	/s/ Jay Birch